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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 17)


                            SIGMA-ALDRICH CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   826552 10 1
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]     Rule 13d-1(b)

            [X]     Rule 13d-1(c)

            [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 3 Pages

-----------------------------------------------------
CUSIP No. 826552 10 1
-----------------------------------------------------

========== =====================================================================
  1        NAME OF REPORTING PERSON

           Alfred R. Bader (###-##-####)
---------- ---------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                       (b)   [ ]
           N/A
---------- ---------------------------------------------------------------------
  3        SEC USE ONLY

---------- ---------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------- --- ------------------------------------------------------------
 NUMBER OF      5   SOLE VOTING POWER

  SHARES            4,029,260
                --- ------------------------------------------------------------
BENEFICIALLY    6   SHARED VOTING POWER

  OWNED BY          -0-
                --- ------------------------------------------------------------
    EACH        7   SOLE DISPOSITIVE POWER

 REPORTING          4,029,260
                --- ------------------------------------------------------------
   PERSON       8   SHARED DISPOSITIVE POWER

    WITH            -0-
----------- --------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,029,260
----------- --------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES (See Instructions)                       [ ]

            N/A
----------- --------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.6%*
----------- --------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (See Instructions)

            IN
================================================================================

-----------------------
* Based on an aggregate of 71,693,447 shares outstanding as of October 31, 2002.


                               Page 2 of 3 Pages

-----------------------------------------------------
CUSIP No. 826552 10 1
-----------------------------------------------------

     This amendment No. 17 to Schedule 13G with regard to Sigma-Aldrich Corporation is being filed on behalf of the undersigned to amend Item 4 of the originally filed Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.



Item 4.   Ownership
-------   ---------

          (a)  Amount Beneficially Owned: 4,029,260

          (b)  Percent of Class: 5.6%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 4,029,260

               (ii)  shared power to vote or to direct the vote: -0-

               (iii) sole power to dispose or to direct the disposition
                     of: 4,029,260

               (iv) shared power to dispose or to direct the disposition of: -0-


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated this 27th day of January, 2003.




/s/ Alfred R. Bader
--------------------------------------
Alfred R. Bader




                               Page 3 of 3 Pages